SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       Congressional Effect Family of Funds
            ------------------------------------

Address of Principal Business Office:

             650 Fifth Avenue
             New York, NY  10019

Telephone:  212-259-2039
            -----------------

Agent for Service of Process:

            Corporation Service Company
            2711 Centerville Road, Suite 400
            Wilmington, Delaware 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            YES  [X]
            NO   [_]

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and in the State of NY on the 9th day of January, 2008.


[SEAL]                        Signature: Congressional Effect Family of Funds


                                   By: /s/ Eric T. Singer
                                       ---------------------------------------
                                       Eric T. Singer, Trustee


Attest:  Name: /s/ Maria Tenorio
               --------------------------------------
         Title: Assistant Secretary
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